UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2007

Intelligentias, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-124460	20-1703887
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Twin Dolphin Drive, 6th Floor

Redwood City, California 94065

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (650) 632-4526

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 24, 2007, Lewis Moorehead, our Chief Financial Officer, resigned to pursue other opportunities.  On the same date, we appointed Thomas A. Spanier as our new Chief Financial Officer, Treasurer and Secretary.  We agreed to pay Mr. Spanier an annual salary of $200,000  and granted him the right to receive stock options at the same level as the other senior executives when a stock option plan will be approved.

From August 2005 to February 2007, Mr. Spanier, age 61, was Chief Financial Officer of Xalted Networks, Inc., the holding company of SysteamUS, Inc.  From April 2004 to June 2005, Mr. Spanier was Chairman and CEO of Digital Video Systems, Inc, a developer and manufacturer of DVD loaders and players with operations in Korea, China and India.  From May 2003 to March 2004, Mr. Spanier was engaged by Maple Optical Systems, Inc., a venture backed, development stage telecom equipment developer, to close the company.  From October 2001 to April 2003, Mr. Spanier served as Sr. Vice President, Finance and Operations, of Cradle Technologies, a development stage, venture backed semiconductor company.  In 2000, Mr. Spanier joined UptimeOne, Inc., a startup ASP of extranet services to the food industry, as President and COO.  In 1998, the California Culinary Academy retained Mr. Spanier as Executive Vice-President and CFO, and then as COO until the company was sold in 2000.  From 1992 until 1998, Mr. Spanier provided consulting and interim management services to a broad range of companies in high technology, service, and manufacturing business.  In 1990, he was retained to help California Culinary Academy launch its initial public offering and served as Executive Vice-President and COO until 1992.  He served as turn-around CEO of Sullivan Co., a manufacturing, retail and contracting business, from 1988 to 1990.  In 1975, Mr. Spanier founded Sullivan Industries, and served as CEO until 1987.  Sullivan Industries developed, manufactured and marketed stealth materials and systems to US and foreign defense agencies.  Mr. Spanier earned a B.S. degree (Phi Beta Kappa) in Business from University of California, Berkeley, and a M.B.A degree from Harvard Graduate School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENTIAS, INC.

(Registrant)

Signature	Title	Date

/s/ Ian Rice Ian Rice	Chief Executive Officer	August 28, 2007

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